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NEWS RELEASE

SOUTHWESTERN ENERGY PROMOTES KEY OPERATIONAL EXECUTIVES

Houston, Texas – December 13, 2005...Southwestern Energy Company (NYSE: SWN) today announced the following promotions:

Richard F. Lane was promoted to President of SEECO, Inc. and Southwestern Energy Production Company and also named Executive Vice President of Southwestern Energy Company. Previously, he was Executive Vice President of SEECO, Inc. and Southwestern Energy Production Company. Mr. Lane joined Southwestern Energy Company in February 1998 as Manager – Exploration. Previously, he held various managerial and geological positions at American Exploration Company, FINA, Inc. and Tenneco Oil Company.  Mr. Lane holds both Bachelor of Science and Master of Science degrees in Geology from the University of Houston and has attended the Executive Finance Program at the Anderson School of Business at the University of California at Los Angeles.

Alan N. Stewart was promoted to President of Arkansas Western Gas Company, the company’s gas distribution subsidiary. He joined the company in March 2004 as Executive Vice President of Arkansas Western Gas Company.  Previously, Mr. Stewart served in a wide range of managerial and leadership positions with San Diego Gas and Electric Company and Southern California Gas Company, and provided professional consulting services in the energy and LNG industries in California. A graduate of San Diego State University with a Bachelor of Science degree in Mechanical Engineering, Mr. Stewart also holds a Master of Business Administration degree from National University in San Diego.

Gene A. Hammons was promoted to President of Southwestern Midstream Services Company. He joined the company in July 2005 as Vice President of DeSoto Gathering Company, L.L.C. Previously, Mr. Hammons served in a wide range of leadership positions with El Paso Natural Gas Company and Burlington Resources, Inc. Mr. Hammons holds both a master’s degree and bachelor’s degree in Chemical Engineering from New Mexico State University.

“These promotions recognize the considerable accomplishments of each of these key employees, and further streamline our business processes as we position ourselves for future growth,” stated Harold M. Korell, President and Chief Executive Officer of Southwestern Energy.

Southwestern Energy Company is an integrated natural gas company whose wholly-owned subsidiaries are engaged in oil and gas exploration and production, natural gas gathering, transmission, and marketing, and natural gas distribution. Additional information on the company can be found on the Internet at http://www.swn.com.

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